This addendum No. 1 to the Attorney Client Fee Agreement between SGI International ("SGI") and Fisher Thurber LLP dated March 12, 1992 ("Fee Agreement") is effective May 12, 1997. The fee Agreement is incorporated herein by this reference. The terms of this Addendum No. 1 shall supplement and shall not prevail over or suspersede any terms of the Fee Agreement. Section 4 of the Fee Agreement is amended to add the folowing to the last sentence therein:

1.In consideration for legal services provided by Fisher Thurber LLP, SGI may, upon resolution of its Board of Directors, at its election at one time or from time to time grant to Fisher Thurber LLP securities of SGI in any manner or upon any terms which are accepted by Fisher Thurber LLP.

SGI does hereby acknowledge it is granting a warrant to purchase 10,000 shares of common stock of SGI at $2.00 per share to Fisher Thurber LLP, and Fisher Thurber LLP does hereby accept such warrant.

Counterparts.
-------------
This Addendum No. 1 may be executed in one or more counterparts, each of which shall be an original and all of which together shall be one and the same.

Ratification.
------------
Except as set forth in this Addendum No. 1, each party reaffirms and ratifies the terms of the Fee Agreement and confirms the Fee Agreement remains in full force and effect.


SGI International


By: /s/Joseph A. Savoca
    ----------------------
     Joseph A. Savoca


Fisher Thurber LLP

By: /s/ David Fisher
    ---------------------
     David Fisher


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